Exhibit 99.1

DOUGLAS LAKE MINERALS INC.

Press Release

Source: Douglas Lake Minerals Inc. (DLKM.OTC)

Douglas Lake Minerals Inc. Acquires Mining Concessions in High Grade Gold Zones in Tanzania - Initial Field Work Commences

(VANCOUVER BC; January 19, 2006) Douglas Lake Minerals Inc. (DLKM-OTC) is pleased to report the transfer deeds have been officially signed, filed and recorded to three Tanzanian concessions giving the Company title to the Prospecting Licenses (as they are called in Tanzania).

Despite the titles having been registered in the Company's name, the Company has some outstanding due diligence to perform before it completes the transaction and issues the Vendors 16,000,000 restricted stock as payment for the acquisitions.

The three concessions are located along a newly discovered gold zone in the central eastern part of Tanzania. This zone which to date has been traced by artesian local miners for over 100 kilometres, occurs in Proterozoic highly metamorphic rocks adjacent to the central Tanzanian Archean Craton. The positioning of the known gold occurrences which occur as both alluvial and in situ rock settings, suggests a structural context and have been tennatively classed as a intrusive related structurally controlled type of mineralization (aka Pogo Type model).

The ASW property located 135 kilometres north of the city of Morogoro, in east central Tanzania, is adjacent to the Anglo Gold Ashanti main property and covers approximately 40 kilometres of the structural zone to the west of it. The Kilometre 7 Property located 165 kilometres north of Morogoro covers approximately 17 kilometres of the structural zone approximately 25 kilometres east of the Anglo property. The Negero (Green Hills) Property is located approximately 150 kilometres north northeast of Morogoro and covers approximately 20 kilometres of the structural zone some 75 kilometres east of the Anglo property.

During the month of November, the properties were visited by the Company's president in a recent expedition to the region to evaluate the preliminary work. This work has consisted of wide spaced GPS controlled traverse lines of magnetometer surveying over the central portion of the Negero Concession (formerly called Green Hills). Subsequent follow up work has consisted of in fill lines of magnetometer and soil sampling (results pending). The focus of interest is a 2- 3 kilometre long identified +50 ppb gold soil anomaly in this area which occupies the height of land and is associated with dark red soils.

The preliminary analysis of the results suggests that the soil anomaly is located at the "contact" of magnetically homogeneous rocks to the north and erratically magnetic rocks to the south. Significant alluvial workings are present on drainages that originate from this area and flow north and south of the ridge. During this most recent visit, the alluvial workings to the south, on the company's concession, were observed to cover over 1 kilometre of drainage, with the active area nearest the ridge top (approximately 2 kilometres south of the gold anomaly). Small nuggets of gold between 1-2 millimetres in size, were observed in the fine stream sediments that the local miners were panning.

The area has not been glaciated and based on observations of other outcrop showings and alluvial workings, the gold is from locally derived origins.

In all of the concessions there are several auriferous structures identified by alluvial workings and in outcrop, that have not been followed up by any detailed or modern type exploration program.

The area represents an unique opportunity for the company as a new untested gold area that has to date produce substantial amounts of gold with almost no exploration. One major company has acquired landholdings in the area, some adjacent to DLMK's, during the same time frame DLMK has been acquiring its concessions and it was also reported to the company that one Australian Company had just commenced exploration on properties east of the company's Negero Concession.

A program of geochemical soil sampling, geophysical surveying and geological mapping is being commenced and will continue into the new year.

The Company has completed its 2005 exploration work program on its PAC mineral claims in British Columbia, Canada and will report on them when the data analysis is complete.

No Exchange has neither approved nor disapproved of the information contained herein. This press release many contain forward-looking statements based on assumptions and judgments of management regarding future events or results that may prove to be inaccurate as a result of exploration and other risk factors beyond its control and actual results may differ materially from the expected results. The Company does not expect to update forward-looking statements continually as conditions change. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's quarterly filings with the SEC and other periodic filings. For further information please contact:

Antonia Haughton

(604) 230-4930 or antonia@telus.net.